Exhibit 99.1

Marina Biotech Receives Orphan Drug Status Designation for CEQ508 for

the Treatment of Familial Adenomatous Polyposis

Bothell, WA, December 29, 2010 – Marina Biotech, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, today announced that the U.S. Food and Drug Administration (FDA) has granted orphan drug designation to the company’s drug candidate CEQ508 for the treatment of Familial Adenomatous Polyposis (FAP). CEQ508 is the first drug in a novel class of therapeutic agents utilizing the transkingdom RNA interference (tkRNAi) platform and the first orally administered RNAi-based therapeutic. The Company is in the process of enrolling patients and expects to dose patients in early 2011.

“We are very pleased to have received Orphan Drug Designation for CEQ508,” stated J. Michael French, President and CEO at Marina Biotech, Inc. “Individuals with FAP need an effective and safe therapeutic alternative to surgery. We believe that CEQ508 will offer that alternative. The orphan drug designation provides us with significant regulatory and financial incentives to do everything in our power to rapidly move this compound to market. Additionally, we are very impressed at the efficiency, timeliness and support we continue to receive from the FDA in all our regulatory interactions.”

Orphan drug designation entitles Marina Biotech to seven years of marketing exclusivity for CEQ508 for the treatment of FAP upon regulatory approval, as well as the opportunity to apply for grant funding from the U.S. government to defray costs of clinical trial expenses, tax credits for clinical research expenses and potential exemption from the FDA’s prescription drug application fee. The United States Orphan Drug Act of 1983 was created to promote the development of new drug therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States.

About CEQ508

CEQ508 is the first drug candidate in a novel class of therapeutic agents utilizing the transkingdom RNA interference (tkRNAi) platform. CEQ508 comprises attenuated bacteria that are engineered to enter into dysplastic tissue and release a payload of short-hairpin RNA (shRNA), a mediator in the RNAi pathway. The shRNA targets the mRNA of Beta-catenin, which is known to be dysregulated in classical FAP. CEQ508 is being developed as an orally administered treatment to reduce the levels of Beta-catenin protein in the epithelial cells of the small and large intestine. Upon enrollment, patients will be placed in one of four dose-escalating cohorts. Following completion of the dose escalation phase, the trial plan calls for a stable-dose phase in which additional patients will receive the highest safe dose. CEQ508 will be administered daily in an oral suspension for 28 consecutive days. For more information please contact clinicaltrials@marinabio.com.

About FAP

CEQ508 is being developed for the treatment of Familial Adenomatous Polyposis (FAP), a hereditary condition that occurs in approximately 1:10,000 persons worldwide. FAP is caused by mutations in the Adenomatous Polyposis Coli (APC) gene. As a result of these mutations, epithelial cells lining the intestinal tract have increased levels of the protein ß-catenin, which in turn, results in uncontrolled cell growth. Proliferation of the epithelial cells results in the formation of numerous (hundreds to thousands) non-cancerous growths (polyps) throughout the large intestine. By age 35, 95% of individuals with FAP have developed polyps and most will experience adverse effects including increased risk of bleeding and the potential for anemia. In more severe cases, obstruction of the intestines, abdominal pain, and severe bouts of diarrhea or constipation can occur. FAP patients are also at an increased risk of various cancers, the most concerning of which is a nearly 100% occurrence of colon cancer if measures are not taken to prevent the formation of polyps. For many patients, complete colectomy (surgical removal of the entire large intestine), usually performed in the late teenage years or early twenties, is the only viable option for treatment. However, surgical intervention is not curative as the risk of polyps forming in the remaining portions of the intestinal tract and in the small intestine continues after colectomy.

About Marina Biotech, Inc.

Marina Biotech (formerly known as MDRNA, Inc.) is a biotechnology company, focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs — in hepatocellular carcinoma and bladder cancer. Marina Biotech’s goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contacts:

Marina Biotech, Inc.

Pete Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com

Alison Silva

Vice President, Clinical Development

(617) 995-7943

asilva@marinabio.com